Exhibit 3.12

SECURITY AGREEMENT

This Security Agreement (the “Agreement”) is entered into as of April 26, 2023, by and between Code Green Apparel Corp., a Nevada corporation (“Debtor”), and Steel Sporran, LLC, a Texas limited liability company, as collateral agent acting in the manner and to the extent described in the Collateral Agent Agreement defined below (the “Collateral Agent”), for the benefit of the parties identified on Schedule A hereto (collectively, the “Lenders”).

1.	Recitals.

1.1. The Lenders have made, are making and will be making loans to Debtor (the “Loans”). It is beneficial to Debtor that the Loans were made, are being made and will be made.

1.2. The Loans are and will be evidenced by senior secured promissory notes (each a “Senior Note”) issued by Debtor on or about the date of and after the date of this Agreement, pursuant to securities purchase agreements (each a “Purchase Agreement”) to which Debttor and Lenders are parties. The Notes are further identified on Schedule A hereto and were and will be executed by Debtor as “Borrower” or “Debtor” for the benefit of each Lender as the “Holder” or “Lender” thereof. Schedule A hereto may be amended to include such other Lenders who become parties hereto and sign this Agreement, the Collateral Agent Agreement and any other agreement reasonably requested by Collateral Agent, who will have purchased Notes pursuant to Purchase Agreements.

1.3. In consideration of the Loans made and to be made by Lenders to Debtor and for other good and valuable consideration, and as security for the performance by Debtor of its obligations under the Notes and as security for the repayment of the Loans, and any other agreement between or among them (collectively, the “Obligations”), Debtor, for good and valuable consideration, receipt of which is acknowledged, has agreed to grant to Collateral Agent, for the benefit of the Lenders, a security interest in the Collateral (as such term is hereinafter defined), on the terms and conditions hereinafter set forth. Obligations include all future advances by the Lenders to Debtor made pursuant to a Note or a Purchase Agreement.

1.4. The Lenders have appointed Steel Sporran, LLC, as Collateral Agent pursuant to that certain Collateral Agent Agreement dated as of April 26, 2023 (“Collateral Agent Agreement”), among the Lenders and Collateral Agent.

1.5. The following defined terms which are defined in the Uniform Commercial Code in effect in the State of Texas on the date hereof are used herein as so defined: Accounts, Chattel Paper, Documents, Equipment, Instruments, General Intangibles, Inventory and Proceeds.

2.	Grant of General Security Interest in Collateral.

2.1. As security for the Obligations of Debtors, Debtor hereby grants to Collateral Agent, for the benefit of the Lenders, a security interest in the Collateral.

2.2. “Collateral” shall mean all of the following property of Debtor:

All assets of Debtor.

Notwithstanding anything to the contrary contained herein, a Senior Note or a Purchase Agreement, Collateral shall not include any personal property which is, or at the time of a Debtor’s acquisition thereof, subject to a purchase money mortgage or other purchase money lien or security interest (including capital leases).

2.3. Collateral Agent is hereby specifically authorized, after the Maturity Date (defined in the Notes), accelerated or otherwise, or after an Event of Default (as defined herein) and the expiration of any applicable cure period, to transfer any Collateral into the name of Collateral Agent and to take any and all action deemed advisable to Collateral Agent to remove any transfer restrictions affecting the Collateral.

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3.	Perfection and Attachment of Security Interest.

3.1. Debtor shall prepare, execute and deliver to Collateral Agent UCC-1 Financing Statements. Collateral Agent is instructed to prepare and file at each Debtor’s cost and expense, financing statements in the State of Texas and in any state in which the Debtor may, in the future, own any assets. The Financing Statements are deemed to have been filed for the benefit of Collateral Agent and the Lenders identified on Schedule A hereto.

3.2. Within five (5) days after the receipt by a Debtor of any Additional Collateral, a Pledge Amendment, duly executed by such Debtor, in substantially the form of Annex I hereto (a “Pledge Amendment”), shall be delivered to Collateral Agent in respect of the Additional Collateral to be pledged pursuant to this Agreement. Each Debtor hereby authorizes Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all certificates or instruments listed on any Pledge Amendment delivered to Collateral Agent shall for all purposes hereunder constitute Collateral.

3.3. If Debtor shall receive, by virtue of Debtor being or having been an owner of any Collateral, any property of any nature, Debtor shall receive such property in trust for the benefit of Collateral Agent, shall segregate it from Debtor’s other property and shall deliver it forthwith to Collateral Agent, in the exact form received, with any necessary endorsement and/or appropriate stock powers duly executed in blank, to be held by Collateral Agent as Collateral and as further collateral security for the Obligations.

4.	Distribution.

4.1. So long as no Event of Default exists, Debtor shall be entitled to use the Collateral in its day-to-day operations.

4.2. At any time an Event of Default exists or has occurred, which Event of Default shall not have been cured, upon notice given by Collateral Agent, all Collateral, as such may exist from time to time, shall be received in trust from the benefit of Collateral Agent and forthwith paid over by Debtor to Collateral Agent for payment of the Obligations.

5.	Further Action By Debtors; Covenants and Warranties.

5.1. Collateral Agent at all times shall have a perfected security interest in the Collateral and Additional Collateral, if any(the “Perfected Collateral”). Debtor has and will continue to have full title to the Collateral free from any liens, leases, encumbrances, judgments. Collateral Agent’s security interest in the Collateral constitutes and will continue to constitute a first, prior and indefeasible security interest in favor of Collateral Agent. Debtor will do all acts and things, and will execute and file all instruments (including, but not limited to, security agreements, financing statements, continuation statements, etc.) reasonably requested by Collateral Agent to establish, maintain and continue the perfected security interest of Collateral Agent in the Perfected Collateral, and will promptly on demand, pay all costs and expenses of filing and recording, including the costs of any searches reasonably deemed necessary by Collateral Agent from time to time to establish and determine the validity and the continuing priority of the security interest of Collateral Agent, and also pay all other claims and charges that, in the opinion of Collateral Agent, exercised in good faith, are reasonably likely to materially prejudice, imperil or otherwise affect the Collateral or Collateral Agent’s or the Lenders’ security interests therein.

5.2. Other than in the ordinary course of business, for fair value and in cash, and except for Collateral which is substituted by assets of identical or greater value (with the consent of Collateral Agent) or which is inconsequential in value, each Debtor will not sell, transfer, assign or pledge any Collateral (or allow any such items to be sold, transferred, assigned or pledged), without the prior written consent of Collateral Agent other than a transfer of the Collateral to a wholly-owned United States formed and located wholly-owned subsidiary on prior notice to Collateral Agent, and provided the Collateral remains subject to the security interest herein described. Although Proceeds of Collateral are covered by this Agreement, this shall not be construed to mean that Collateral Agent consents to any sale of the Collateral, except as provided herein. Sales of Collateral in the ordinary course of business shall be free of the security interest of the Lenders and Collateral Agent and the Lenders and Collateral Agent shall promptly execute such documents (including. without limitation, releases and termination statements) as may be required by Debtor to evidence or effectuate the same.

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5.3. Debtor will, at all reasonable times during regular business hours and upon reasonable notice, allow Collateral Agent or its representatives free and complete access to the Collateral and all of Debtor’s records which in any way relate to the Collateral, for such inspection and examination as Collateral Agent reasonably deems necessary.

5.4. Debtor, at its sole cost and expense, will protect and defend this Security Agreement, all of the rights of Collateral Agent and Lenders hereunder, and the Collateral against the claims and demands of all other persons.

5.5. Debtor will promptly notify Collateral Agent of any levy, distraint or other seizure by legal process or otherwise of any part of the Collateral, and of any threatened or filed claims or proceedings that are reasonably likely to affect or impair any of the rights of Collateral Agent under this Security Agreement in any material respect.

5.6. Each Debtor, at its own expense, will obtain and maintain in force insurance policies covering losses or damage to those items of Collateral which constitute physical personal property, which insurance shall be of the types customarily insured against by companies in the same or similar business, similarly situated, in such amounts (with such deductible amounts) as is customary for such companies under the same or similar circumstances, similarly situated. Debtors shall make Collateral Agent a loss payee thereon to the extent of its interest in the Collateral. Collateral Agent is hereby irrevocably (until the Obligations are paid in full) appointed each Debtor’s attorney-in-fact to endorse any check or draft that may be payable to such Debtor so that Collateral Agent may collect the proceeds payable for any loss under such insurance. The proceeds of such insurance, less any costs and expenses incurred or paid by Collateral Agent in the collection thereof, shall be applied either toward the cost of the repair or replacement of the items damaged or destroyed, or on account of any sums secured hereby, whether or not then due or payable.

5.7. Collateral Agent may, at its option, and without any obligation to do so, pay, perform and discharge any and all amounts, costs, expenses and liabilities herein agreed to be paid or performed by Debtor. Upon Debtor’s failure to do so, all amounts expended by Collateral Agent in so doing shall become part of the Obligations secured hereby, and shall be immediately due and payable by Debtor to Collateral Agent upon demand and shall bear interest at the lesser of 15% per annum or the highest legal amount from the dates of such expenditures until paid.

5.8. Upon the request of Collateral Agent, Debtor will furnish to Collateral Agent within five (5) business days thereafter, or to any proposed assignee of this Security Agreement, a written statement in form reasonably satisfactory to Collateral Agent, duly acknowledged, certifying the amount of the principal and interest and any other sum then owing under the Obligations, whether to its knowledge any claims, offsets or defenses exist against the Obligations or against this Security Agreement, or any of the terms and provisions of any other agreement of Debtor securing the Obligations. In connection with any assignment by Collateral Agent of this Security Agreement, Debtor hereby agrees to cause the insurance policies required hereby to be carried by Debtor, if any, to be endorsed in form satisfactory to Collateral Agent or to such assignee, with loss payable clauses in favor of such assignee, and to cause such endorsements to be delivered to Collateral Agent within ten (10) calendar days after request therefor by Collateral Agent.

5.9. Debtor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other reasonable assurances or instruments and take further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, as Collateral Agent may reasonably require to perfect its security interest hereunder.

5.10. Debtor represents and warrants that it is the true and lawful exclusive owner of the Collateral, free and clear of any liens and encumbrances.

5.11. Debtor hereby agrees not to divest itself of any right under the Collateral, except as permitted herein, absent prior written approval of Collateral Agent, except to a subsidiary organized and located in the United States on prior notice to Collateral Agent, provided the Collateral remains subject to the security interest herein described.

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6.	Power of Attorney.

At any time an Event of Default exists or has occurred, Debtor hereby irrevocably constitutes and appoints Collateral Agent as the true and lawful attorney of Debtor, with full power of substitution, in the place and stead of Debtor and in the name of Debtor or otherwise, at any time or times, in the discretion of Collateral Agent, to take any action and to execute any instrument or document which Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement. This power of attorney is coupled with an interest and is irrevocable until the Obligations are satisfied.

7.	Performance By Collateral Agent.

If Debtor fails to perform any material covenant, agreement, duty or obligation of Debtor under this Agreement, Collateral Agent may, after any applicable cure period, at any time or times in its discretion, take action to effect performance of such obligation. All reasonable expenses of Collateral Agent incurred in connection with the foregoing authorization shall be payable by Debtor as provided in Section 11.1 hereof. No discretionary right, remedy or power granted to Collateral Agent under any part of this Agreement shall be deemed to impose any obligation whatsoever on Collateral Agent with respect thereto, such rights, remedies and powers being solely for the protection of Collateral Agent.

8.	Event of Default.

An event of default (“Event of Default”) shall be deemed to have occurred hereunder upon the occurrence of any event of default as defined and described in this Agreement, in the Senior Notes, the Purchase Agreements and any other agreement to which Debtor and a Lender are parties. Upon and after any Event of Default, after the applicable cure period, if any, any or all of the Obligations shall become immediately due and payable at the option of Collateral Agent, for the benefit of the Lenders, and Collateral Agent may dispose of Collateral as provided below. A default by Debtor of any of its material obligations pursuant to this Agreement, the Senior Notes, the Purchase Agreements and any other agreement to which Debtor and a Lender are parties shall be an Event of Default hereunder and an “Event of Default” as defined in the Notes and the Purchase Agreements.

9.	Disposition of Collateral.

Upon and after any Event of Default which is then continuing,

9.1. Collateral Agent may exercise its rights with respect to each and every component of the Collateral, without regard to the existence of any other security or source of payment for the Obligations. In addition to other rights and remedies provided for herein or otherwise available to it, Collateral Agent shall have all of the rights and remedies of a lender on default under the Uniform Commercial Code then in effect in the States of Colorado and Texas.

9.2. If any notice to Debtor of the sale or other disposition of Collateral is required by then applicable law, ten business (10) days prior written notice (which Debtor agrees is reasonable notice within the meaning of Section 9.612(a) of the Uniform Commercial Code) shall be given to Debtor of the time and place of any sale of Collateral which Debtor hereby agrees may be by private sale. The rights granted in this Section 9 are in addition to any and all rights available to Collateral Agent under the Uniform Commercial Code.

9.3. All proceeds received by Collateral Agent for the benefit of the Lenders in respect of any sale, collection or other enforcement or disposition of Collateral, shall be applied (after deduction of any amounts payable to Collateral Agent pursuant to Section 11.1 hereof) against the Obligations pro rata among the Lenders in proportion to their interests in the Obligations. Upon payment in full of all Obligations, Debtor shall be entitled to the return of all Collateral, including cash, which has not been used or applied toward the payment of Obligations or used or applied to any and all costs or expenses of Collateral Agent incurred in connection with the liquidation of the Collateral (unless another person is legally entitled thereto). Any assignment of Collateral by Collateral Agent to Debtor shall be without representation or warranty of any nature whatsoever and wholly without recourse. To the extent allowed by law, each Lender may purchase the Collateral and pay for such purchase by offsetting up to such Lender’s pro rata portion of the purchase price with sums owed to such Lender by Debtors arising under the Obligations or any other source.

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10.	Waiver of Automatic Stay.

Debtor acknowledges and agrees that, should a proceeding under any bankruptcy or insolvency law be commenced by or against Debtor, or if any of the Collateral should become the subject of any bankruptcy or insolvency proceeding, then Collateral Agent should be entitled to, among other relief to which Collateral Agent or Lenders may be entitled under the Notes, the Purchase Agreements and any other agreement to which the Debtor, the Lenders or Collateral Agent are parties (collectively “Loan Documents”), and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. §362 to permit Collateral Agent to exercise all of its rights and remedies pursuant to the Loan Documents and/or applicable law. DEBTOR EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. §362. FURTHERMORE, DEBTOR EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. §362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. §105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF COLLATERAL AGENT TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THE LOAN DOCUMENTS AND/OR APPLICABLE LAW. Debtor hereby consents to any motion for relief from stay which may be filed by Collateral Agent in any bankruptcy or insolvency proceeding initiated by or against Debtor, and further agrees not to file any opposition to any motion for relief from stay filed by Collateral Agent. Debtor represents, acknowledges and agrees that this provision is a specific and material aspect of this Agreement, and that Collateral Agent would not agree to the terms of this Agreement if this waiver were not a part of this Agreement. Debtor further represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither Collateral Agent nor any person acting on behalf of Collateral Agent has made any representations to induce this waiver, that Debtor has been represented (or has had the opportunity to be represented) in the signing of this Agreement and in the making of this waiver by independent legal counsel selected by Debtor and that Debtor has had the opportunity to discuss this waiver with counsel. Debtor further agrees that any bankruptcy or insolvency proceeding initiated by Debtor will only be brought in the Federal Court within the Western District of Texas.

11.	Miscellaneous.

11.1. Expenses. Debtor shall pay to Collateral Agent, on demand, the amount of any and all reasonable expenses, including, without limitation, attorneys’ fees, legal expenses and brokers’ fees, which Collateral Agent may incur in connection with (a) sale, collection or other enforcement or disposition of Collateral; (b) exercise or enforcement of any the rights, remedies or powers of Collateral Agent hereunder or with respect to any or all of the Obligations upon breach or threatened breach; or (c) failure by Debtor to perform and observe any agreements of Debtor contained herein which are performed by Collateral Agent.

11.2. Waivers, Amendment and Remedies. No course of dealing by Collateral Agent and no failure by Collateral Agent to exercise, or delay by Collateral Agent in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, remedy or power of Collateral Agent. No amendment, modification or waiver of any provision of this Agreement and no consent to any departure by Debtor therefrom, shall, in any event, be effective unless contained in a writing signed by Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The rights, remedies and powers of Collateral Agent, not only hereunder, but also under any instruments and agreements evidencing or securing the Obligations and under applicable law are cumulative, and may be exercised by Collateral Agent from time to time in such order as Collateral Agent may elect.

11.3. Notices. All notices or other communications given or made hereunder shall be in writing and shall be personally delivered or deemed delivered the first business day after being faxed (provided that a copy is delivered by first class mail) to the party to receive the same at its address set forth below or to such other address as either party shall hereafter give to the other by notice duly made under this Section:

To Debtors:	Code Green Apparel Corp.
9713 Stratus Drive Dripping Springs, Texas 78620
Attention: Logan William Rice, CEO
E-mail: codegreenapparelcorporation@gmail.com

To the Lenders:	To the addresses and e-mail addresses set forth on Schedule A attached hereto.

To Collateral Agent:	Steel Sporran, LLC
2201 Long Prairie Road, Suite 107-762
Flower Mound, Texas 75022 Attention: Harrison G. Newlan, Managing Member E-mail: steelsporranllc@gmail.com

Any party may change its address by written notice in accordance with this Section 11.3.

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11.4. Term; Binding Effect. This Agreement shall (a) remain in full force and effect until payment and satisfaction in full of all of the Obligations; (b) be binding upon Debtor, and its successors and permitted assigns; and (c) inure to the benefit of Collateral Agent, for the benefit of the Lenders and their respective successors and assigns.

11.5. Captions. The captions of paragraphs and sections in this Agreement have been included for convenience of reference only, and shall not define or limit the provisions hereof and have no legal or other significance whatsoever.

11.6. Governing Law; Venue; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction, except to the extent that the perfection of the security interest granted hereby in respect of any item of Collateral may be governed by the law of another jurisdiction. Any legal action or proceeding against a Debtor with respect to this Agreement may be brought in the courts in the State of Texas or of the United States for the Western District of Texas, and, by execution and delivery of this Agreement, Debtor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Debtor hereby irrevocably waives any objection which they may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the aforesaid courts and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid, such invalidity shall not affect any other provisions which can be given effect without the invalid provision or application, and to this end the provisions hereof shall be severable and the remaining, valid provisions shall remain of full force and effect.

11.7. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all other agreements and understandings, oral or written, with respect to the matters contained herein.

11.8. Counterparts/Execution. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature and delivered by e-mail transmission.

12.	Intercreditor Terms.

As between the Lenders, any distribution under paragraph 9.3 shall be made proportionately based upon the remaining principal amount (plus accrued and unpaid interest) to each as to the total amount then owed to the Lenders as a whole. The rights of each Lender hereunder are pari passu to the rights of the other Lenders hereunder. Any recovery hereunder shall be shared ratably among the Lenders according to the then remaining principal amount owed to each (plus accrued and unpaid interest) as to the total amount then owed to the Lenders as a whole.

13.	Termination; Release.

When the Obligations have been indefeasibly paid and performed in full or all outstanding Senior Notes have been converted to common stock pursuant to the terms of the Senior Notes, this Agreement shall terminate and Collateral Agent, at the request and sole expense of Debtor, will execute and deliver to Debtor the proper instruments (including UCC termination statements, if so required) acknowledging the termination of this Agreement, and duly assign, transfer and deliver to Debtor, without recourse, representation or warranty of any kind whatsoever, such of the Collateral, including, without limitation, any Additional Collateral, as may be in the possession of Collateral Agent.

14.	Collateral Agent.

14.1. Collateral Agent Powers. The powers conferred on Collateral Agent hereunder are solely to protect its interest (on behalf of the Lenders) in the Collateral and shall not impose any duty on it to exercise any such powers.

14.2. Reasonable Care. Collateral Agent is required to exercise reasonable care in the custody and preservation of any Collateral in its possession; provided, however, that Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral if it takes such action for that purposes as any owner thereof reasonably requests in writing at times other than upon the occurrence and during the continuance of any Event of Default, but failure of Collateral Agent, to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Security Agreement, as of the date first written above.

DEBTOR:	COLLATERAL AGENT:

CODE GREEN APPAREL CORP.	STEEL SPORRAN, LLC

By:	By:
Logan William Rice	Harrison G. Newlan
Chief Executive Officer	Managing Member

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Schedule A to Security Agreement

dated April 26, 2023, by and between Code Green Apparel Corp. (Debtor)

and Steel Sporran, LLC (Collateral Agent), for the benefit of the Lenders listed in this Schedule A

Name and Address of Lender	Principal Amount of Senior Note

Booski Consulting, LLC 9713 Stratus Drive Dripping Springs, Texas 78620	$230,000.00
More Capital Partners, LP 8895 Goldenrod Lane North Maple Grove, Minnesota 55369	$425,500.00
Partnership Holdings, LLC 2924 Rapids Drive Racine, Wisconsin 53404	$115,000.00
The Linda Sue Rice Living Trust 2017 8700 Blackoaks Lane North Maple Grove, Minnesota 55311	$402,500.00

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